Exhibit 99.1

FOR IMMEDIATE RELEASE

This Press Release contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements contained herein are subject to certain factors that could cause actual results to differ materially from those reflected in the forward looking statements. Such factors include, but are not limited to, those discussed in the Company’s Report on Form 10-K for the year ended December 31, 2003, filed with the U.S. Securities and Exchange Commission.

For more information:

Edmond Tseng, CEO

OSE USA, Inc.

2223 Old Oakland Road, San Jose CA 95131-1402, Tel. (408) 383-0818

San Jose, CA, April 15, 2004 – OSE- USA, Inc. (OTC-BB: OSEE), announced today the hiring of Steve Lerner as its new President. Prior to joining OSE-USA, Mr. Lerner was founder and chief executive officer of Gigasys Corporation of Carlisle, Massachusetts, an advanced semiconductor packaging firm specializing in System-in-Package solutions and supplier related management services, including quality systems audits, process development, equipment procurement, strategic alliances and supply chain management. He is a recognized authority in microelectronics packaging and test foundry services with significant international experience in both S.E. Asia and Europe. Prior to his association with Gigasys Corporation, Mr. Lerner was CEO and founder of CS2, a Belgian component contract test and assembly company, and managing Director of Amkor/Anam Euroservices in France, and has held several other senior management positions in other SATS related companies. He is a graduate (BSME) of the State University of New York at Stony Brook, the holder of several United States patents, and a member of the Institute of Electrical and Electronics Engineers and CPMT.

Chairman of the Board of Directors Edmond Tseng stated: “The Board of Directors of OSE-USA welcomes Steve Lerner to spearhead the Company’s business development program in the North American market. The addition of Steve to our management team signals our commitment to achieve both immediate revenue goals and our strategic objective of restoring the company to profitability.” Mr. Lerner expressed his pleasure with his appointment, saying: “I am very excited about joining one of the early pioneers in the SATS space, especially at a time when the Company’s true value relative to its peer group is largely unrecognized. What most people don’t realize, is that given the diversity of OSE’s mature design and manufacturing capabilities in SATS, EMS, and MEMS, the Company is positioned to offer the industry’s most comprehensive set of SiP solutions at both the IDM and OEM levels. I look forward to working with the OSE team in bringing this Company back to its former stature as a leader in the SATS sector.”

Founded in 1992, OSE USA has been the nation’s leading onshore advanced technology IC packaging foundry. In May 1999, Orient Semiconductor Electronics, Ltd., one of Taiwan’s top IC assembly and packaging services companies, acquired a controlling interest, boosting its US expansion efforts. The Company sold and discontinued manufacturing operations in 2003 in order to concentrate on the distribution segment of the market.

For more information about OSE USA and affiliated companies, visit www.ose.com.tw.

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